COMPANY CONTACT:
                                         Checkpoint Systems, Inc.
                                         Craig Burns
                                         Executive Vice President,
                                         Chief Financial Officer and Treasurer
                                         (856) 848-1800
                                 INVESTOR RELATIONS CONTACTS:
                                         Christine Mohrmann, Jim Olecki
                                         Financial Dynamics
                                         (212) 850-5600

FOR IMMEDIATE RELEASE


          Checkpoint SYSTEMS NAMES GEORGE BABICH TO BOARD OF DIRECTORS


Thorofare, New Jersey, June 12, 2006 - Checkpoint Systems, Inc.(NYSE: CKP) Checkpoint Systems, Inc. (NYSE: CKP) today announced the election of George Babich Jr. to its Board of Directors. The election of Mr. Babich expands the number of the Checkpoint Systems' directors to nine, comprised of eight independent directors and one inside director.

Mr. Babich has more than 25 years of experience in the retail, consumer products, manufacturing and service sectors. He currently serves as a member of the Board of Directors and Audit Committee of Teleflex Corporation (NYSE: TFX), a diversified industrial company that designs, manufactures, and distributes specialty engineered products for a wide range of customers in commercial, medical, and aerospace industries.

Previously, Mr. Babich held senior management positions at The Pep Boys - Manny, Moe & Jack (NYSE: PBY), the nation's leading automotive aftermarket retail and service chain. For the three years prior to his departure in 2005, Mr. Babich served as the President of Pep Boy's. Mr Babich also served as Pep Boys' Chief Financial Officer from 2000 to 2004. While at Pep Boys,
Mr. Babich was responsible for a multi-year financial and operational restructuring of the company, resulting in improved profitability and a reduction in debt. Prior to his tenure at Pep Boys, Mr. Babich was employed with Morgan, Lewis & Bockius, The Franklin Mint, PepsiCo. Inc., and Ford Motor Company.

Mr. Babich is a graduate of The University of Michigan where he received a Bachelor of Business Administration. He is also a veteran of the United States Army.

"We are fortunate to have someone with George's experience and background joining our board," commented George W. Off, Chairman and Chief Executive Officer. "His understanding of the retail and consumer goods industries, along with his experience in developing and executing profit improvement plans will be instrumental in advancing our company and achieving our corporate objectives."

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs, and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems and retail merchandising systems. Applications include retail security, automatic identification and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.